Exhibit 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM

MORRISON  FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

May 26, 2016

Netlist, Inc.

175 Technology Drive, Suite 150

Irvine, CA 92618

Re:                             Netlist, Inc. Amended and Restated 2006 Equity Incentive Plan
                                                Employment Inducement Stock Option Awards

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Netlist, Inc. (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, (the “Securities Act”), of (i) an aggregate of 2,400,000 shares (the “2006 Plan Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), issuable under the Netlist, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and (ii) an aggregate of 500,000 shares of Common Stock (the “Inducement Award Shares” and, collectively with the 2006 Plan Shares, the “Shares”) issuable under employment inducement stock option awards granted to Vahid Ordoubadian and Brian Peterson (each, an “Inducement Award”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for rendering the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive the consideration for such Shares required by the terms of the 2006 Plan or the applicable Inducement Award, as the case may be, which shall in each case be an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the 2006 Plan or the applicable Inducement Award, as the case may be, will be legally issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP